Exhibit 5.1

12235 El Camino Real
San Diego, CA 92130-3002 PHONE 858.350.2300 FAX 858.350.2399
www.wsgr.com

November 7, 2018

Pfenex Inc.

10790 Roselle Street

San Diego, California 92121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Pfenex Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $20,000,000 of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-226727), as amended, filed on August 9, 2018, as amended on October 1, 2018, and declared effective by the Securities and Exchange Commission (the “Commission”) on October 3, 2018 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Sales Agreement (the “Sales Agreement”), dated as of March 15, 2018, by and between the Company and William Blair & Company, L.L.C.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Pfenex Inc.

November 7, 2018

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about November 7, 2018, for incorporation by reference into the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.